Exhibit 99.1

Pinterest Q1 2021 Letter to Shareholders
April 27, 2021
Q121 Highlights
•Q1 revenue grew 78% year over year to $485 million, driven by increased demand from mid-sized and managed small advertisers as well as the rapid growth of our international business.
•Our Monthly Active Users (MAUs) grew 30% year over year to 478 million in Q1, maintaining strong year over year growth in both U.S. and international geographies.
•Our Q1 GAAP net loss was $22 million or (4)% of revenue. Our Q1 Adjusted EBITDA1 was $84 million or 17% of revenue.
Q121 Business Highlights
Pinner Experience
People continued to use Pinterest to inspire and plan their lives during Q121. We helped Pinners celebrate Valentine’s Day and Easter, organize spring cleaning projects and imagine life beyond COVID-19 lockdowns. Engagement remained strong during the period based on global impressions, searches, and saves on a year over year basis. Similarly, MAUs continued to grow in both the US and international markets during Q1, with particular strength coming from users under the age of 25, a persistent trend that we’ve seen for many quarters. Gen Z Pinners tend to also be more engaged than older users.
Since Q2 2020, we have noted the strong correlation between lockdowns and engagement on Pinterest. We believe that lockdowns probably pulled forward some user growth during 2020, particularly in the US where our service has been available longer. Starting in mid-March, the easing of pandemic restrictions slowed US MAU growth and lowered engagement year over year as people spent less time online. In Q1, we saw good retention of the MAUs we gained during 2020, but we still don’t know if or how long this retention will last. Our understanding of future engagement levels is similarly limited.
Inspiring content
We are working hard to make Pinterest the best place to discover inspiring and actionable content, and Story Pins are a significant part of that effort. This unique format is made for ideas, not just self-promotion or pure entertainment. Story Pins support up to 20 pages of content, include a variety of creative editing tools and feature templates for ingredients or instructions so creators can bring their ideas to life in many ways. In Q1, we improved the feature set for Story Pins and began distributing them more broadly.
As we grow native content on the platform, we are more focused than ever on keeping Pinterest inspirational and above the fray. Our creators have the unique opportunity to support and inspire people on their inspiration journeys with positive, inclusive and actionable ideas. In early April, we launched the Creator Code, our content policy designed to keep Pinterest a positive and inspiring place. The Code requires Creators to accept guidelines before they can post Story Pins.
Shopping
We want Pinners to be able to easily discover and buy products on our service, and we’ve made significant progress against this goal. The number of Pinners engaging with shopping surfaces on Pinterest grew over 200% in the 12 months ending March 31, 2021, and at the end of Q1, product searches grew more than 20x year over year. Based on what we've observed in the U.S. recently, we believe that post-COVID shopping engagement could be more resilient than overall engagement. It isn’t enough for Pinners to be able to find inspiring products and services on our platform. We must also make it easy for them to buy the products that bring their dreams to life. To that end, we plan to begin testing seamless on-platform transactions later this year.
1 This non-GAAP financial measure excludes share-based compensation (SBC), depreciation and amortization expense, interest income, interest expense and other income (expense), net, provision for (benefit from) income taxes and non-cash charitable contributions. Non-cash charitable contributions of $1.5 million were not excluded for non-GAAP purposes in Q120 as these were not material. For more information on this, please see “About non-GAAP financial measures.”

Pinterest for Business
Driving sales
It is getting easier for merchants to fulfill the commercial intent that Pinners have always brought to our platform. Since late March, they are able to upload, organize, and promote products from multiple feeds within a single business account. This functionality is particularly useful to international merchants and other advertisers who sell different products to different markets.
Our partnership with Shopify continues to grow and help smaller merchants develop a presence on Pinterest. The integration is now live to Shopify merchants in all our monetizable markets, enabling these merchants to automatically place a Pinterest tag, upload a catalog, receive organic distribution, and launch traffic, conversion, and dynamic retargeting campaigns through Shopify.
In Q1, we began a partnership with Automattic’s WooCommerce to further our goal of helping more merchants around the world succeed on Pinterest. The one-click integration, which we expect to launch by the end of the year, will automate the deployment of our conversion tag and the upload of a merchant's catalog to Pinterest.
Helping advertisers succeed
In Q1, Pinterest helped advertisers of all sizes and objectives create demand and drive sales. Our platform has become particularly effective for mid-sized and smaller advertisers seeking conversions; during the quarter, revenue from these marketers contributed nearly 50% of total revenue, and attributed conversions on the platform nearly doubled year over year. This momentum is the result of our deep investment in performance ad products (e.g., conversion optimization ads and shopping ads) as well as in building an increasingly efficient ad tech stack through automation. We have much more to do on these fronts. We’ve begun testing automatic bidding for the awareness objective, and we’ve also launched campaign budget optimization for the consideration objective.
Retail advertisers are increasingly spending on Pinterest to drive sales. Revenue from retailers with sales objectives2 comprised more than 20% of our total revenue at the end of Q1. The growth of sales-focused revenue depends on our continued ability to deliver value to retail advertisers (in the form of sales) as well as on our continued ability to prove Pinterest's role in the path to purchase.
International momentum
Our international business grew very rapidly during Q1 and comprised nearly 20% of total revenue for the first time. We also launched advertising in our first LatAm market, Brazil, and we plan to launch ads in Mexico in May. Finally, the general availability of Business Access, a new tool to help marketers manage user permissions across multiple ad accounts, will be especially helpful in international markets, where large agencies influence the majority of ad spending.

2 This currently includes catalog ad revenue from retailers as well as revenue from ads that are optimized for add-to-cart and checkout objectives from retailers, but it may include different types of ad revenue in the future depending on how shopping engagement and ad formats evolve on our platform.

Q121 Financial Highlights
Q1 revenue grew 78% year over year to $485 million driven by increased demand from mid-sized and managed small advertisers as well as rapid growth of our international business. We experienced broad based strength during the quarter across objectives as well as advertiser verticals, sizes and geographies. Our Monthly Active Users (MAUs) grew to 478 million, maintaining strong year-over-year growth in both U.S. and international geographies. Our GAAP net loss was $22 million or (4)% of revenue. We were profitable on a non-GAAP basis. Our Adjusted EBITDA1 was $84 million or 17% of revenue.
Users
MAUs at quarter-end were 478 million, representing growth of 30% year over year. We continued to see users engaging and finding inspiration on Pinterest as the world began imagining a life beyond COVID-19 lockdowns. Prior trends, including higher growth of international users and higher growth of users under 25 years old, continued in the quarter.
By region:
•U.S. MAUs were 98 million, an increase of 9% year over year compared to 90 million in the same period of the previous year.
•International MAUs were 380 million, an increase of 37% year over year in comparison to the 277 million in the same period of the previous year.
Revenue
Total revenue was $485 million, an increase of 78% year over year compared to Q120. We saw increased demand from mid-sized and small managed advertisers, who contributed nearly 50% of total revenue in Q1, as well as an acceleration in conversion-based revenue, with significant share running through automatic bidding. Building off of the positive trends in Q4, we saw strength in Q1 from international advertisers, with international revenue contributing nearly 20% of our total revenue for the first time. Demand was also strong across both performance and awareness objectives, with particular strength in video ads, which span both objectives, as well as shopping ads, which grew faster than our overall revenue. We continued to grow our active advertisers year-over-year and further diversified our revenue across advertisers.
By region3:
•Total U.S. revenue was $390 million, an increase of 65% year over year. U.S. revenue increases were driven by ARPU expansion.
•Total international revenue was $95 million or nearly 20% of revenue, an increase of 170% year over year and compared to 13% of revenue in Q120. International revenue growth was driven by growth in ARPU and supported by an increase in MAUs.
ARPU
Global ARPU was $1.04, compared to $0.77 in Q120. The expansion in global ARPU was driven by an increase in advertising demand on our platform partially offset by an increase in MAUs. Geographic mix was a headwind to global ARPU growth, as the number of international users grew faster than the number of U.S. users.
3 Revenue is geographically apportioned based on our estimate of the geographic location of our users when they perform a revenue-generating activity. US and international may not sum to Global due to rounding. This allocation differs from our disclosure of revenue disaggregated by geography in the notes to our condensed consolidated financial statements where revenue is geographically apportioned based on our customers’ billing addresses

By region:
•U.S. ARPU was $3.99 an increase of 50% year over year.
•International ARPU was $0.26, an increase of 91% year over year. International ARPU remains in the early stages, as we have only begun to execute on our strategy to provide ads that are useful and inspiring to our users in regions outside of the U.S.
Expenses
Total costs and expenses were $508 million, including $80 million of share-based compensation (SBC) and amortization of acquired intangible assets as well as $20 million of non-cash charitable contributions, which relates to a portion of the shares of our Class A common stock reserved for charitable purposes at the time of our IPO. Our total costs and expenses increased 22% year over year. Total non-GAAP costs and expenses4 were $408 million, representing 84% of revenue compared to 124% of revenue in the year-ago quarter. Our non-GAAP costs and expenses grew 21% year over year. The growth reflects higher hosting costs due to user growth and an increase in headcount. Our loss from operations totaled $(23) million, or (5)% of revenue, compared to a loss of $(146) million and (54)% for the same period in 2020. Non-GAAP income from operations4 was $77 million, or 16% of revenue, compared to loss of $(65) million, or (24)% for the same period in 2020.
Costs and expenses
•Cost of revenue was $133 million or 28% of revenue, compared to 36% in the year-ago quarter. Non-GAAP cost of revenue4 was $132 million or 27% of revenue, down from 36% of revenue in the year-ago quarter. The decline as a percent of revenue was primarily driven by higher overall revenue, partially offset by an increase in infrastructure expense due to user growth.
•Research and development expenses were $172 million, up 18% year over year. On a non-GAAP basis, expenses grew 19% year over year to $115 million. The increase was due to higher headcount growth.
•Sales and marketing expenses were $130 million, up 11% year over year. On a non-GAAP basis, expenses grew 15% year over year to $118 million. The increase was due to higher headcount growth.
•General and administrative expenses were $73 million, up 30% year over year. The increase was due to higher charitable giving. On a non-GAAP basis, expenses grew 8% year over year to $42 million.
Net income (loss) and Adjusted EBITDA
Net loss was $(22) million or (4)% of revenue, compared to a loss of $(141) million, or (52)% for the same period in 2020. Non-GAAP net income (loss)4 was $79 million, or 16% of revenue, compared to $(60) million, or (22)% for the same period in 2020.
Adjusted EBITDA1 was $84 million, or 17% of revenue, compared to the year-ago quarter Adjusted EBITDA of $(53) million, or (20)% of revenue. Our Adjusted EBITDA margin1 increased year over year due to an acceleration in revenue growth and to a lesser extent from COVID-related cost savings.
Balance sheet and cash flows
•We ended the quarter with approximately $2.03 billion in cash, cash equivalents, and marketable securities.
•Net cash provided by operating activities for the three months ended March 31, 2021 was $271 million, an improvement from $57 million in the same period last year.
4 This non-GAAP financial measure excludes SBC, amortization of acquired intangible assets and non-cash charitable contributions. For more information on this, please see “About non-GAAP financial measures.”

Guidance
We continue to navigate uncertainty given the ongoing COVID-19 pandemic and other factors. Our current expectation is that Q2 revenue will grow around 105% year over year. In Q2, we expect global MAUs to grow in the mid-teens and US MAUs to be around flat on a year-over-year percentage basis. Finally, we expect sequential operating expense growth to accelerate in Q2 as we continue to ramp investments in our long-term initiatives and growth drivers.
We intend to provide further detail on our outlook during the conference call.
Our strategic priorities for 2021 remain anchored in content, the Pinner experience, advertiser success and shopping. We plan to continue investing in these this year. We expect R&D efforts to continue to focus on Pinner product, ad product and measurement investments. We intend to grow our headcount further, in particular to support our international expansion efforts. We also intend to scale our comprehension and brand marketing efforts in 2021. We think these investments will support long-term growth and continue to build the foundations for a scaled business over time.

Closing
We will host a Q&A webcast at 3:00pm Pacific time/6:00pm Eastern time today to discuss these results and our outlook. A live webcast will be available on Pinterest’s Investor Relations website at investor.pinterestinc.com. Thank you for taking the time to read our letter, and we look forward to your questions on our call this afternoon.
Sincerely,

Ben Silbermann	Todd Morgenfeld
Co-Founder, President and CEO	CFO and Head of Business Operations

Forward-looking statements
This letter to shareholders may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, about us and our industry that involve substantial risks and uncertainties, including, among other things, statements about our future operational and financial performance and the number of shares eligible for sale following expiration of the lock-up. Words such as "believe," "project," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "plan" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: uncertainty regarding the duration and scope of the coronavirus referred to as COVID-19 pandemic; actions governments and businesses take in response to the pandemic, including actions that could affect levels of advertising activity; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery as the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the impact of the COVID-19 pandemic on our planned investments, operations, expenses, revenue, cash flow, liquidity and users; our ability to attract and retain users and engagement levels; our ability to provide useful and relevant content; risks associated with new products and changes to existing products as well as other new business initiatives; our ability to maintain and enhance our brand and reputation; compromises in security; our financial performance and fluctuations in operating results; our dependency on online application stores’ and internet search engines’ methodologies and policies; discontinuation, disruptions or outages in authentication by third-party login providers; changes by third-party login providers that restrict our access or ability to identify users; competition; our ability to scale our business and revenue model; our reliance on advertising revenue and our ability to attract and retain advertisers and effectively measure advertising campaigns; our ability to effectively manage growth and expand and monetize our platform internationally; our lack of operating history and ability to attain and sustain profitability; decisions that reduce short-term revenue or profitability or do not produce expected long-term benefits; risks associated with government actions, laws and regulations that could restrict access to our products or impair our business; litigation and government inquiries; privacy, data and other regulatory concerns; real or perceived inaccuracies in metrics related to our business; disruption, degradation or interference with our hosting services and infrastructure; our ability to attract and retain personnel; and the dual class structure of our common stock and its effect of concentrating voting control with stockholders who held our capital stock prior to the completion of our initial public offering. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, which is available on our investor relations website at investor.pinterestinc.com and on the SEC website at www.sec.gov. All information provided in this letter to shareholders and in the earnings materials is as of April 27, 2021. Undue reliance should not be placed on the forward-looking statements in this letter to shareholders, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

About non-GAAP financial measures
To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States ("GAAP"), we use the following non-GAAP financial measures: Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses (including non-GAAP cost of revenue, research and development, sales and marketing, and general and administrative), non-GAAP income (loss) from operations, non-GAAP net income (loss) and non-GAAP net income (loss) per share. The presentation of these financial measures is not intended to be considered in isolation, as a substitute for or superior to the financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparative purposes. We compensate for these limitations by providing specific information regarding GAAP amounts excluded from these non-GAAP financial measures.
We define Adjusted EBITDA as net loss adjusted to exclude depreciation and amortization expense, share-based compensation expense, interest income, interest expense and other income (expense), net, provision for (benefit from) income taxes and non-cash charitable contributions. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue. Non-GAAP costs and expenses (including non-GAAP cost of revenue, research and development, sales and marketing, and general and administrative) and non-GAAP net income (loss) exclude amortization of acquired intangible assets, share-based compensation expense and non-cash charitable contributions. Non-GAAP income (loss) from operations is calculated by subtracting non-GAAP costs and expenses from revenue. Non-GAAP net income (loss) per share is calculated by dividing non-GAAP net income (loss) by diluted weighted-average shares outstanding. We use Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income (loss) from operations, non-GAAP net income (loss) and non-GAAP net income (loss) per share to evaluate our operating results and for financial and operational decision-making purposes. We believe Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income (loss) from operations, non-GAAP net income (loss) and non-GAAP net income (loss) per share help identify underlying trends in our business that could otherwise be masked by the effect of the income and expenses they exclude. We also believe Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income (loss) from operations, non-GAAP net income (loss) and non-GAAP net income (loss) per share provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects and allow for greater transparency with respect to key metrics we use for financial and operational decision-making. We present Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income (loss) from operations, non-GAAP net income (loss) and non-GAAP net income (loss) per share to assist potential investors in seeing our operating results through the eyes of management and because we believe these measures provide an additional tool for investors to use in comparing our operating results over multiple periods with other companies in our industry. There are a number of limitations related to the use of Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP costs and expenses, non-GAAP income (loss) from operations, non-GAAP net income (loss) and non-GAAP net income (loss) per share rather than net loss, net margin, total costs and expenses, income (loss) from operations, net income (loss) and net income (loss) per share, respectively, the nearest GAAP equivalents. For example, Adjusted EBITDA excludes certain recurring, non-cash charges such as depreciation of fixed assets and amortization of acquired intangible assets, although these assets may have to be replaced in the future, and share-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense and an important part of our compensation strategy.
For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the tables under "Reconciliation of GAAP to non-GAAP financial results" included at the end of this letter.

Limitation of key metrics and other data
The numbers for our key metrics, which include our MAUs and ARPU, are calculated using internal company data based on the activity of user accounts. We define a monthly active user as a logged-in Pinterest user who visits our website or opens our mobile application at least once during the 30-day period ending on the date of measurement. We present MAUs based on the number of MAUs measured on the last day of the current period. We measure monetization of our platform through our average revenue per user metric. We define ARPU as our total revenue in a given geography during a period divided by the average of the number of MAUs in that geography during the period. We calculate average MAUs based on the average of the number of MAUs measured on the last day of the current period and the last day prior to the beginning of the current period. We calculate ARPU by geography based on our estimate of the geography in which revenue-generating activities occur. We use these metrics to assess the growth and health of the overall business and believe that MAUs and ARPU best reflect our ability to attract, retain, engage and monetize our users, and thereby drive revenue. While these numbers are based on what we believe to be reasonable estimates of our user base for the applicable period of measurement, there are inherent challenges in measuring usage of our products across large online and mobile populations around the world. In addition, we are continually seeking to improve our estimates of our user base, and such estimates may change due to improvements or changes in our methodology.

PINTEREST, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value)
(unaudited)

	March 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$913,740	$669,230
Marketable securities	1,119,962	1,091,076
Accounts receivable, net of allowances of $6,842 and $8,811 as of March 31, 2021 and December 31, 2020, respectively	389,206	563,733
Prepaid expenses and other current assets	34,267	33,502
Total current assets	2,457,175	2,357,541
Property and equipment, net	63,337	69,375
Operating lease right-of-use assets	146,150	155,916
Goodwill and intangible assets, net	13,310	13,562
Other assets	12,320	13,065
Total assets	$2,692,292	$2,609,459
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$48,585	$49,491
Accrued expenses and other current liabilities	160,415	155,340
Total current liabilities	209,000	204,831
Operating lease liabilities	129,559	139,321
Other liabilities	24,910	22,936
Total liabilities	363,469	367,088
Commitments and contingencies

Stockholders’ equity:
Class A common stock, $0.00001 par value, 6,666,667 shares authorized, 545,794 and 530,140 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively; Class B common stock, $0.00001 par value, 1,333,333 shares authorized, 89,535 and 96,232 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	6	6
Additional paid-in capital	4,684,227	4,574,934
Accumulated other comprehensive income	1,313	2,480
Accumulated deficit	(2,356,723)	(2,335,049)
Total stockholders’ equity	2,328,823	2,242,371
Total liabilities and stockholders’ equity	$2,692,292	$2,609,459

PINTEREST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2021	2020
Revenue	$485,230	$271,940
Costs and expenses:
Cost of revenue	133,470	99,232
Research and development	171,728	145,704
Sales and marketing	130,322	117,027
General and administrative	72,618	56,067
Total costs and expenses	508,138	418,030
Loss from operations	(22,908)	(146,090)
Interest income	1,492	7,151
Interest expense and other income (expense), net	(1,563)	(2,077)
Loss before provision for (benefit from) income taxes	(22,979)	(141,016)
Provision for (benefit from) income taxes	(1,305)	180
Net loss	$(21,674)	$(141,196)
Net loss per share attributable to common stockholders, basic and diluted	$(0.03)	$(0.25)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	628,593	576,302

PINTEREST, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2021	2020
Operating activities
Net loss	$(21,674)	$(141,196)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	6,783	11,746
Share-based compensation	79,459	81,024
Non-cash charitable contributions	20,490	1,544
Other	2,029	1,175
Changes in assets and liabilities:
Accounts receivable	176,564	100,991
Prepaid expenses and other assets	(91)	6,624
Operating lease right-of-use assets	10,288	10,879
Accounts payable	(717)	2,613
Accrued expenses and other liabilities	8,298	(4,905)
Operating lease liabilities	(10,850)	(13,205)
Net cash provided by operating activities	270,579	57,290
Investing activities
Purchases of property and equipment and intangible assets	(1,251)	(7,005)
Purchases of marketable securities	(263,170)	(257,593)
Sales of marketable securities	79,831	72,043
Maturities of marketable securities	149,532	250,074
Other investing activities	—	316
Net cash (used in) provided by investing activities	(35,058)	57,835
Financing activities
Proceeds from exercise of stock options, net	9,344	20,347
Shares repurchased for tax withholdings on release of restricted stock units	—	(44,090)
Net cash provided by (used in) financing activities	9,344	(23,743)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(355)	(214)
Net increase in cash, cash equivalents, and restricted cash	244,510	91,168
Cash, cash equivalents, and restricted cash, beginning of period	678,911	677,743
Cash, cash equivalents, and restricted cash, end of period	$923,421	$768,911
Supplemental cash flow information
Accrued property and equipment	$125	$7,831
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$630	$1,242

Reconciliation of cash, cash equivalents and restricted cash to condensed consolidated balance sheets
Cash and cash equivalents	$913,740	$740,833
Restricted cash included in prepaid expenses and other current assets	571	4,287
Restricted cash included in other assets	9,110	23,791
Total cash, cash equivalents, and restricted cash	$923,421	$768,911

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL RESULTS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2021	2020
Share-based compensation by function:
Cost of revenue	$1,312	$1,426
Research and development	56,475	48,906
Sales and marketing	11,891	13,919
General and administrative	9,781	16,773
Total share-based compensation	$79,459	$81,024

Amortization of acquired intangible assets by function:
Cost of revenue	$94	$94
General and administrative	158	162
Total amortization of acquired intangible assets	$252	$256

Reconciliation of total costs and expenses to non-GAAP costs and expenses:
Total costs and expenses	$508,138	$418,030
Share-based compensation	(79,459)	(81,024)
Amortization of acquired intangible assets	(252)	(256)
Non-cash charitable contributions	(20,490)	—
Total Non-GAAP costs and expenses (1)	$407,937	$336,750

Reconciliation of net loss to Adjusted EBITDA:
Net loss	$(21,674)	$(141,196)
Depreciation and amortization	6,783	11,746
Share-based compensation	79,459	81,024
Interest income	(1,492)	(7,151)
Interest expense and other (income) expense, net	1,563	2,077
Provision for (benefit from) income taxes	(1,305)	180
Non-cash charitable contributions	20,490	—
Adjusted EBITDA (1)	$83,824	$(53,320)

(1)Non-cash charitable contributions of $1.5 million were not excluded for non-GAAP purposes for the three months ended March 31, 2020 as these were not material.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL RESULTS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2021	2020
Reconciliation of net loss to non-GAAP net income (loss):
Net loss	$(21,674)	$(141,196)
Share-based compensation	79,459	81,024
Amortization of acquired intangible assets	252	256
Non-cash charitable contributions	20,490	—
Non-GAAP net income (loss) (1)	$78,527	$(59,916)

Basic weighted-average shares used in computing net loss per share attributable to common stockholders	628,593	576,302
Weighted-average dilutive securities (2)	63,770	—
Diluted weighted-average shares used in computing non-GAAP net income (loss) per share	692,363	576,302
Non-GAAP net income (loss) per share	$0.11	$(0.10)

(1)Non-cash charitable contributions of $1.5 million were not excluded for non-GAAP purposes for the three months ended March 31, 2020 as these were not material.
(2)Gives effect to potential common stock instruments such as stock options, unvested restricted stock units and unvested restricted stock awards.